      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1999
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              SABRATEK CORPORATION
             (Exact name of registrant as specified in its charter)

     DELAWARE                                           36-3700639
     (State or other juris-                             (I.R.S. Employer
     diction of incorporation                           Identification No.)
     or organization)

               8111 NORTH ST. LOUIS AVENUE, SKOKIE, ILLINOIS 60076
                                 (847) 720-2400
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                  K. SHAN PADDA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              SABRATEK CORPORATION
               8111 NORTH ST. LOUIS AVENUE, SKOKIE, ILLINOIS 60076
                                 (847) 720-2400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                SCOTT HODES, ESQ.
                               DAVID S. GUIN, ESQ.
                                 ROSS & HARDIES
               150 NORTH MICHIGAN AVENUE, CHICAGO, ILLINOIS 60601
                                 (312) 558-1000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

-----------------------------------------------------------------------------------------------------------------------
                                                   CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
   Title of each Class of        Amount to be Registered          Proposed Maximum           Amount of Registration
      Securities to be                                           Aggregate Offering                    Fee
         Registered                                                   Price (1)
-----------------------------------------------------------------------------------------------------------------------
        Common Stock                     552,926                  $15,136,349                   $4,208
       $.01 par value
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee, based on the average of the high and low trading prices for the common stock as reported by the NASDAQ National Market on July 19, 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   SUBJECT TO COMPLETION - DATED JULY 21, 1999



                                   PROSPECTUS


                                 552,926 SHARES


                              SABRATEK CORPORATION


                                  COMMON STOCK

--------------------------------------------------------------------------------


         This prospectus relates to the offer and sale of up to 552,926 shares of our common stock from time to time by the selling stockholders, former shareholders of Unitron Medical Communications, Inc., d/b/a MOON Communications, a Florida corporation. The selling stockholders, who were former shareholders of Unitron, acquired the 552,926 shares of common stock being offered by means of this prospectus in a transaction in which Sabratek acquired approximately 99% of the issued and outstanding capital stock of Unitron under the terms of an option agreement, dated as of January 22, 1999, by and among Sabratek, Unitron and those Unitron shareholders who executed the option agreement. The purchase price was determined by a formula contained in the option agreement.

         Under the terms of the option agreement and a separate escrow agreement, we delivered (i) 532,195 shares of our common stock to the former Unitron shareholders, and (ii) 10,731 shares of our common stock to Michael T. Cronin of Johnson Blakely Pope Bokor Ruppel & Burns, P.A. as escrow agent. The purpose of the escrow is to secure any payments to which Sabratek may be entitled in the event it is determined that Unitron breached any of its representation and warranties contained in the option agreement. While the shares are held in escrow, Ralph V. Frasca has the right to direct the sale of, and to vote, the shares, but not to receive any of the proceeds of a sale of, or to receive any dividends or distributions issued on, the shares held in escrow until the escrow period ends. If Sabratek is entitled to an indemnification payment and the cash generated through previous sales of shares in escrow is insufficient to make the indemnification payment, Sabratek is entitled to such number of shares of Sabratek common stock having a value equal to such indemnification payment or Sabratek and Frasca may jointly direct the escrow agent to sell a sufficient number of the escrow shares to generate the necessary cash, together with the pro rata portion of the proceeds of any investment of the escrow shares through the date of the indemnification payment. See "PLAN OF DISTRIBUTION," "USE OF PROCEEDS," and "SELLING STOCKHOLDERS." As part of the transaction, we also agreed to register the resale of the 552,926 shares of common stock by the selling stockholders on a shelf registration statement. Sabratek has registered an additional 10,000 shares of our common stock which we may issue to people from which we acquire Unitron capital stock in the future, as more fully described below. Any person who acquires shares of our common stock which can be resold by means of this prospectus after the effective date of the registration statement of which this prospectus forms a part will be added to the list of selling stockholders contained in this prospectus by means of a prospectus supplement. See "Selling Stockholders."

         Sabratek may attempt to acquire shares of Unitron's capital stock it did not acquire through the exercise of its option on terms substantially similar to those contained in the option agreement. Sabratek anticipates that it will be required to issue less than 10,000 additional shares of its common stock to acquire all of the Unitron capital stock it does not already own and intends to register the resale of any additional shares of its common stock which it issues in such acquisitions.

         Sabratek will not receive any of the proceeds for the sale of the common stock offered by means of this prospectus unless it receives a payment from the escrow to satisfy an indemnification claim. To the extent that Sabratek does receive any proceeds from the sale of the common stock offered by means of this prospectus, we will use the proceeds for working capital and other general corporate purposes. See "USE OF PROCEEDS" and "SELLING STOCKHOLDERS." The shares are quoted on the Nasdaq National Market under the symbol "SBTK".

         The shares offered by this prospectus involve a high degree of risk. See "RISK FACTORS" beginning on Page 1.


                  THE DATE OF THIS PROSPECTUS IS JULY __, 1999

                                TABLE OF CONTENTS


                                                                                       Page
                                                                                       ----
WHERE YOU CAN FIND MORE INFORMATION..................................................   iii

RISK FACTORS.........................................................................     1

SELLING STOCKHOLDERS.................................................................    10

USE OF PROCEEDS......................................................................    28

PLAN OF DISTRIBUTION.................................................................    28

LEGAL MATTERS........................................................................    29

EXPERTS .............................................................................    29

RECENT DEVELOPMENTS..................................................................    29

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also reach us on our Internet web site at http://www.sabratek.com.

         The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 1-11831) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         a. our annual report on Form 10-K for the fiscal year ended December 31, 1998;

         b. our quarterly report on Form 10-Q, for the fiscal quarter ended March 31, 1999;

         c. our current report on Form 8-K, dated May 19, 1999 and filed with the SEC on May 25, 1999;

         d. our current report on Form 8-K, dated June 1, 1999 and filed with the SEC on June 16, 1999 and any later filed amendments;

         e. our current report on Form 8-K, dated June 7, 1999 and filed with the SEC on June 16,1999;

         f. our current report on Form 8-K, dated June 29, 1999 and filed with the SEC on July 14, 1999 and any later filed amendments;

         g. our current report on Form 8-K, dated July 1, 1999 and filed with the SEC on July 16, 1999 and any later filed amendments;

         h. our current report on Form 8-K, dated July 9, 1999 and filed with the SEC on July 21, 1999; and

         i. the description of our capital stock contained in our registration statement on Form 8-A, declared effective by the SEC on June 21, 1996; and any amendments or reports filed for the purpose of updating that description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                             Sabratek Corporation
                             8111 North St. Louis Avenue
                             Skokie, Illinois 60076
                             847-720-2400
                             ATTENTION: VICE PRESIDENT OF FINANCE

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide information other than the information provided in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                  RISK FACTORS

         In addition to the other information in this prospectus, the risk factors shown below should be considered carefully by potential purchasers of the shares being offered by this prospectus.

         FORWARD-LOOKING STATEMENTS MAY GIVE RISE TO EXPECTATIONS THAT ARE NOT FULFILLED.

         We have made forward-looking statements in this prospectus (and in documents that we incorporate by reference in this prospectus) which may be affected by risks and uncertainties. We may also make written forward-looking statements in our periodic reports to the SEC, in our press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements include statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "intends", "plans", "estimates", "designed" or similar expressions.

         Because we are unable to control or predict many factors that will determine our future performance including financial results, forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in the forward-looking statements contained in this prospectus and in the information incorporated by reference in this prospectus. See "WHERE YOU CAN FIND MORE INFORMATION." We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. See other Risk Factors in this section.

         Sabratek's management believes these forward-looking statements are reasonable. However, because these statements are based on current expectations, you should not place undue reliance on these forward-looking statements, which are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

         WE MAY BE UNSUCCESSFUL AT DEVELOPING OR ACQUIRING AND INTRODUCING NEW OR ENHANCED PRODUCTS, WHICH MAY RESULT IN A REDUCTION IN OUR REVENUE.

         Our financial position and results of operations are dependent on our ability to satisfy the increasingly sophisticated needs of our customers by developing or acquiring and introducing new products, enhanced versions of existing products and new complementary products. There can be no assurance that Sabratek will be able to develop or acquire new or enhanced products. In addition, our success in developing or acquiring and introducing new or enhanced products may be affected by a variety of risks, which include, but may not be limited to, the following:

         o the products may require and fail to receive regulatory clearance or approval,
         o the products may be difficult or uneconomical to manufacture or market,
         o the proprietary rights of third parties may preclude us from marketing these products,
         o scientific developments or technological advancements may produce more desirable or technologically advanced products,
         o our competitors may market superior or more cost-effective products and may do so on a more timely basis,
         o errors and malfunctions may be found in products after their commercial introduction and may not be corrected in a timely manner, and
         o        customers may not accept or use the products.

         If Sabratek is unable to develop or acquire new or enhanced products and successfully bring them to market, it could have a material adverse effect on our financial position and results of operations.

         WE MAY BE UNABLE TO CONTINUE TO COMPETE WITH OTHER COMPANIES IN OUR INDUSTRY THAT HAVE FINANCIAL OR OTHER ADVANTAGES.

         The medical products industry is characterized by intense competition. Large competitors, including Abbott Laboratories, Alaris Medical, Inc., Baxter International Inc., I-Flow Corp., McGaw, Inc., an indirect subsidiary of B. Braun Melsungen AG and SIMS Deltec, Inc., a subsidiary of Smiths Industries, PLC, among others, have significant market shares and installed bases of products in the infusion pump and related disposable supplies industry. Many of these competitors have substantially greater capital resources, research and development staffs, regulatory experience, sales and marketing capabilities, manufacturing facilities and broader product offerings than us. Moreover, we expect that these competitors will continue to compete aggressively by offering volume discounts based on "bundled" purchases of a broader range of medical equipment and supplies, a tactic that we can currently only pursue on a more limited basis. There can be no assurance that this competition will not adversely affect our results of operations or our ability to maintain or increase sales and market share. Currently, we derive substantially all of our revenues from the sale of our multi-therapy infusion pumps and related disposable supplies. Further, we expect that revenues from these products will continue to account for a significant portion of our revenues in the future. Therefore, if substantially increased competition or technological changes create a decline in the demand for our infusion pumps and related disposable supplies, we would experience materially adverse consequences in our financial position and results of operations.

         OUR LONG-TERM STRATEGY MAY BE UNATTAINABLE OR WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE COMPANIES OR PRODUCT LINES THAT WE ACQUIRE.

         While we have historically focused on the manufacture and distribution of infusion pumps and related medical devices, our long-term strategy is to create a virtual hospital room that can be accessed by healthcare providers through the Internet and telecommunication ports. Eventually, it is our goal to make our primary products, infusion pumps and related disposable supplies, a crucial but complimentary element in our business of providing a broad spectrum of services and products. Because our strategy is visionary and unprecedented for us, there can be no assurance that we will be able to successfully implement it.

         There can also be no assurance that medical professionals will support or prescribe implementation of a virtual hospital room or that if they do support a virtual hospital room, they will direct their patients to select our products and services. There can be no assurance that third party payors will provide reimbursements for the products and services of our virtual hospital room to the extent that we will be able to provide those products and services on a profitable basis. Moreover, there can be no assurance that we will be able to create or infiltrate a customer base which accepts and purchases the products and services that would be included in a virtual hospital room.

         In addition, part of our strategy includes aggressive expansion of our operations by acquisition of entities or product lines that contribute to our ability to create a virtual hospital room. We may use cash from our reserves to acquire entities or product lines. If we use cash for acquisitions, we could deplete our liquidity and cash reserves, which could have a material, adverse effect on our financial position. Furthermore, there can be no assurance that we will be able to successfully integrate new entities or product lines into our operations or that we will be able to realize positive financial results from this integration.

         If we are unable to attain our long-term strategy or to successfully integrate companies or product lines, it could have a material adverse effect on our financial position and results of operations.

         WE ARE INVOLVED IN LITIGATION WHICH MAY CAUSE SABRATEK TO PAY SUBSTANTIAL DAMAGES AND ATTORNEYS FEES AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

         Sabratek is involved in litigation with SIMS Deltec concerning patent infringement, trade secret misappropriate, unfair competition and interference with SIMS Deltec's customers.

         In addition, Sabratek was served with a complaint on January 27, 1999 alleging that Sabratek and seven of its current and former officers violated
Section 10(b) of the Securities Exchange Act of 1934 and Rules 10b-5 and 20(a) promulgated under the Securities Exchange Act of 1934. On June 7, 1999, we were served with an amended complaint which expanded allegations that Sabratek withheld material information about Sabratek's future prospects and engaged in improper accounting practices. The amended complaint also added three officers and one director as additional defendants.

         Sabratek will incur substantial attorneys' fees in these litigation matters and if these matters are ultimately determined in a manner adverse to Sabratek, we could be liable for substantial damage awards which could have a material adverse effect on our financial position and results of operations.

         WE ARE DEPENDENT ON OBTAINING APPROVALS FROM GOVERNMENT REGULATORS.

         INTRODUCTION: OVERVIEW OF REGULATORY REQUIREMENTS.

         The FDA, and in some cases, state and foreign authorities regulate the clinical testing, development, manufacture, packaging, labeling, distribution and promotion of the medical devices and supplies that we market.

         Federal regulations enforced by the FDA classifies medical devices intended for human use into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are required to comply with general controls regarding such matters as labeling, premarket notification and adherence to current good manufacturing practice requirements. Class II devices are required to comply with general and special controls regarding such matters as performance standards, postmarket surveillance, patient registries, and FDA guidelines. Generally, Class III devices are those which must receive premarket approval from the FDA to ensure their safety and effectiveness. Examples of Class III devices include life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices. Electronic infusion devices and disposable tubing sets, which we assemble and distribute, are classified by the FDA as Class II medical devices.

         If a new Class II medical device is substantially equivalent to a medical device already legally marketed in the United States, and the marketed device did not require Class III premarket approval, the FDA requirements may be satisfied through a procedure known as a "510(k) Submission," in which the applicant provides product information supporting its claim of substantial equivalency. "Substantial equivalence" means that a device has the same intended use and the same technological characteristics as the legally marketed device, or the same intended use and different technological characteristics, provided that it can be demonstrated that the device is as safe and effective as the legally marketed device, and does not raise different questions regarding safety and effectiveness.

         Commercial distribution of a device for which a 510(k) Submission is required can begin only after the FDA issues an order finding the device to be substantially equivalent to a legally marketed device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. This may include a requirement for clinical testing of the device. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, in which case a "premarket approval" will be required. Alternatively, the FDA may require additional information before a substantial equivalence determination can be made, in which case data from safety and effectiveness tests, including clinical tests, may be required.

         The process for preparing and obtaining FDA approval of a premarket approval is generally much more elaborate, time-consuming and expensive than the process of preparing and obtaining FDA clearance of a 510(k) Submission. A premarket approval would require us, among other things, to conduct pre-clinical and clinical trials to demonstrate the safety and effectiveness of the proposed device. Therefore, a determination that we are not substantially equivalent or a request for additional information could significantly delay the market introduction of new products that fall into this category.

         o THE FDA COULD DETERMINE THAT WE MUST SUBMIT A NEW 510(k) FOR THE MEDIVIEW SOFTWARE, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

                  We received 510(k) clearance to begin marketing our 3030 Stationary Pump in the United States in May, 1992. We received 510(k) clearance for our disposable tubing sets for use with the 3030 Stationary Pump in March, 1995. In July, 1994, the FDA cleared the 510(k) Submission for our 6060 Ambulatory Pump and disposable tubing sets for use with our 6060 Ambulatory Pump. In June, 1996, we received 510(k) clearance for our MediVIEW software system for use with the 3030 Stationary Pump. We believe that our original 510(k) clearance for our 6060 Ambulatory Pump covers the use of 6060 Ambulatory Pump in conjunction with the MediVIEW software system. However, there can be no assurance that the FDA would agree with our determination. If in the future the FDA concluded that the MediVIEW software system for use with the 6060 Ambulatory Pump required a new 510(k) Submission, the FDA could prohibit us from marketing the MediVIEW software system for this use until we file a new 510(k) Submission and obtain clearance from the FDA. The FDA could also take regulatory action against us for any prior distribution of the MediVIEW software system with the 6060 Ambulatory Pump.

         o THE FDA COULD DETERMINE THAT WE MUST SUBMIT A NEW 510(k) FOR THE PUMPMASTER, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

                  The PumpMaster is a hardware and software system designed to perform diagnostic tests on our infusion pumps. We have determined that the PumpMaster does not qualify for regulation as a medical device. However, there can be no assurance that the FDA will agree with our determination in this regard. If the FDA were to determine that the PumpMaster is a medical device, it could suspend our commercial distribution of the PumpMaster until a 510(k) Submission covering the PumpMaster has been filed and cleared by the FDA and other medical device regulatory requirements have been met. The FDA could also take regulatory action against us based on our prior distribution of the uncleared product.

         o THE FDA COULD DETERMINE THAT WE MUST SUBMIT A NEW 510(k) FOR ANY AND ALL ENHANCEMENTS WE HAVE MADE, OR MAKE, TO OUR PRODUCTS.

                  A new 510(k) Submission must be filed when, among other things, there is a major change or modification in the intended use of the device, or a change or modification, including product enhancements, to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is responsible for making the initial determination as to whether a proposed change to a cleared device or to its intended use necessitates the filing of a new 510(k) Submission.

                  We have made some enhancements to our currently marketed products without filing 510(k) Submissions. There can be no assurance that the FDA would agree with our determinations that these enhancements do not require a 510(k) Submission and would not require 510(k) clearance before further distribution. Likewise, if we determine that any modifications that we may make to our cleared devices in the future do not require a new 510(k) Submission, there can be no assurance that the FDA would agree with our determinations and would not require a new 510(k) Submission for any future modifications made to a cleared device.

                  If the FDA requires us to file a new 510(k) Submission for any modification to the device, we may be prohibited from marketing the device as modified until it obtains clearance from the FDA. There can be no assurance that we will obtain 510(k) clearance on a timely basis, if at all, for any device modification for which we file a future 510(k) Submission. If 510(k) clearance is granted, there can be no assurance that it will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

         o THERE CAN BE NO ASSURANCE THAT WE WILL RECEIVE FDA CLEARANCE FOR ANY NEW PRODUCTS WE MANUFACTURE.

                  We intend to develop new products in the future. Our new products, including new applications for existing products, may qualify as devices that require FDA 510(k) clearance or premarket approval. There can be no assurance that any required 510(k) clearance or premarket approval of any of our future products or new applications will be forthcoming in a timely manner, if at all, or that the FDA's clearance or premarket approval of future products or new applications will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. If in the future the FDA concludes that current, modified or new products marketed by us require that the products be relabeled, require previously unobtained 510(k) clearance, require new drug approval, or require other regulatory approval, the FDA could prohibit us from manufacturing and/or distributing these products until we make the necessary submissions and obtain any required clearances or approvals. The FDA could also take regulatory action against us for the marketing of these products before obtaining these clearances or approvals.

         o THE FDA COULD DETERMINE THAT OUR MANUFACTURING PRACTICES ARE SEVERELY INADEQUATE AND, AS A RESULT, ORDER SUSPENSION OF OUR FACILITIES; THIS DETERMINATION WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

                   Device manufacturers are required to register their establishments and list their devices with the FDA, and are subject to periodic inspections by the FDA and state agencies. Devices must be manufactured in compliance with current good manufacturing practices under the Quality System Regulation. We believe that our manufacturing and quality assurance procedures substantially conform to the requirements of the Quality System Regulation. However, there can be no assurance that the FDA would concur with our determination in this regard or that we will be able to maintain substantial compliance with the Quality System Regulation.

                  In addition, the Medical Device Reporting regulation obligates us to inform the FDA whenever information reasonably suggests that one of our devices may have caused or contributed to a death or serious injury, or that one of our devices has malfunctioned and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury. There can be no assurance that the FDA would agree with our determinations as to whether particular incidents meet the threshold for Medical Device Reporting.

         o        WE MAY FAIL TO COMPLY WITH LABELING AND PACKAGING
                  REQUIREMENTS.

                  Labeling and packaging activities are regulated by the FDA and may be regulated by the Federal Trade Commission. The FDA actively enforces statutes and regulations prohibiting marketing of products for unapproved or uncleared uses.

                  If, as a result of FDA inspections, Medical Device Reporting reports or information derived from any other source, the FDA believes we are not in compliance with the applicable statutory law or regulations, the FDA can:

         o refuse to clear pending 510(k) Submissions until specified conditions are met,
         o        withdraw previously cleared 510(k) Submissions,
         o require notification to users regarding newly found unreasonable risks,
         o        request repair, refund or replacement of faulty devices,
         o        shut down facilities,
         o require corrective advertisements, recalls or marketing suspension,

         o        impose civil penalties, and
         o institute legal proceedings to detain or seize products, enjoin future violations, or seek criminal penalties against us, our officers or employees.

         Civil penalties for violations may be assessed by the FDA instead of or in addition to instituting legal action. Civil penalties may range up to $15,000 per violation, and a maximum of $1,000,000 per proceeding. Civil penalties may not be imposed for good manufacturing practice violations, unless the violations involve a significant or knowing departure from federal regulations or a risk to public health. The FDA provides manufacturers with an opportunity to be heard before the assessment of civil penalties. If civil penalties are assessed, judicial review is available.

         o WE MAY BE UNABLE TO FULLY COMPLY WITH INTERNATIONAL REGULATORY REQUIREMENTS.

                  We export, or intend to export, our 510(k)-cleared products to Europe, Japan and other foreign countries. Exports of products that have market clearance from the FDA in the United States do not require FDA authorization for export. However, foreign countries often require, among other things, an FDA Certificate to Foreign Government verifying that the product complies with specified requirements. To obtain a Certificate to Foreign Government, Sabratek must certify to the FDA that these foreign requirements have been met. The FDA may refuse to issue a Certificate to Foreign Government if significant outstanding good manufacturing practice violations exist.

                  International sales of medical devices are regulated by each country in which the products are sold. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements, and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. We plan to use our distributors to assist us in obtaining any necessary foreign governmental and regulatory approvals. We have received approval to market our products in Japan as well as in the European community, and we currently sell our products in Japan and the European community. However, there can be no assurance that we will be able to obtain all necessary approvals in the future.

         WE MAY NOT BE ABLE TO OBTAIN FDA CLEARANCE TO RESUME DISTRIBUTION OF OUR ROCAP HEPARIN PRE-FILLED FLUSH SYRINGE PRODUCT LINE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

         On November 24, 1998, we announced that we had suspended distribution of our Rocap pre-filled flush syringe product line. We also announced that we would submit new 510(k) applications to the FDA for the Rocap pre-filled flush syringe products and that new management was in place at Rocap for both operations and regulatory affairs. We then submitted the new 510(k) applications.

         On May 28, 1999, we received FDA clearance of our 510(k) Submission covering our pre-filled saline flush syringe products. Currently, we are awaiting 510(k) clearance on our pre-filled heparin flush syringe products. We will not be able to resume distribution of our heparin flush syringe products until 510(k) Submissions are cleared. We can give no assurances as to when the FDA clearance of our pre-filled heparin flush syringe products will be obtained. In the event that there are substantial delays in obtaining, or we are unable to obtain, the required FDA clearances and approvals, we could incur a material write down of assets and our future profitability could be materially affected.

         WE MAY NOT RECEIVE THE FULL BENEFITS OF OUR INTELLECTUAL PROPERTY PROTECTIONS.

         There can be no assurance that the common law, statutory and contractual rights on which we rely to protect our intellectual property and confidential and proprietary information will provide us with meaningful protection. Third parties may independently develop products, techniques or information which are substantially equivalent to the products, including software products and/or the software components of other products, techniques and information which we consider proprietary. Disputes regarding our intellectual property could force us into expensive and protracted litigation or costly agreements with third parties. An adverse determination in a judicial or administrative proceeding or failure to reach an agreement with a third party regarding intellectual property rights could prevent us from manufacturing and selling products or could otherwise limit our use of our intellectual property rights, which could have a material adverse effect on our financial position and results of operations.

         OUR CURRENT CASH RESERVES COULD BECOME INADEQUATE FOR OUR NEEDS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL CAPITAL.

          The adequacy of our current cash reserves will depend on the cash flow generated from our operations, which could be affected by all of the Risk Factors contained in this registration statement, as well as by the purposes for which these cash reserves are used. In particular, the adequacy of our cash reserves could be adversely influenced by:

                  o regulatory or legislative changes pertaining to health care,
                  o     product liability exposure,
                  o     dependence on future product development,
                  o     pending litigation, and
                  o acquisitions of companies or product lines and integration of these companies or product lines into our operations.

         If current cash reserves become inadequate, we may need to seek additional funds through bank facilities, or public or private debt or equity offerings. There can be no assurance that we will be able to obtain additional capital on favorable terms, or at all, if and when it becomes necessary. The terms on which Sabratek obtains any necessary capital in the future could have an adverse impact on the rights of holders of our common stock. In addition, if we were unable to raise additional capital if and when necessary, we may be unable to successfully complete our business strategy.

         A SIGNIFICANT PORTION OF OUR REVENUES ARE DEPENDENT ON OUR CUSTOMERS' ABILITY TO OBTAIN THIRD-PARTY REIMBURSEMENT FOR THE COST OF ACQUIRING AND USING OUR PRODUCTS OR SERVICES.

         Our products are generally purchased by health care providers and patients, who then seek reimbursement from various government and private third-party payors, including Medicare, Medicaid and managed care organizations. Government and private third-party payors increasingly attempt to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic and therapeutic products and services. The Health Care Financing Administration of the United States Department of Health and Human Services ("HCFA"), which administers Medicare, and most private insurance companies do not provide reimbursement for services that they determine to be experimental in nature or that are not considered "reasonable and necessary" for diagnosis or treatment. Many private insurers are influenced by HCFA actions in making their own coverage decisions on new products or services. There can be no assurance that third-party reimbursement for the use of our products or services will continue to be available to our customers, that third-party reimbursement will be available for new products or services we may introduce or that the rate of any reimbursement will be adequate. Disapproval of, or limitations in, coverage by HCFA or other third-party payors could materially and adversely affect market acceptance of our products or services, financial position and results of operations.

         IF IT IS EVER DETERMINED THAT ONE OF OUR PRODUCTS OR SERVICES CAUSED INJURY, WE COULD INCUR SUBSTANTIAL LIABILITIES.

         Manufacturers of medical devices face the possibility of substantial liability for damages in the event that the use of their products results in adverse effects to a patient. As a manufacturer of medical devices, we maintain product liability insurance, but there can be no assurance that liability claims will not exceed the limits of our coverage or that our insurance will continue to be available on commercially reasonable terms or at all. Furthermore, we do not maintain insurance that would provide coverage for any costs or losses resulting from any required recall of our products due to alleged defects, whether instituted by a regulatory agency or by us. Product liability claims that exceed our policy limits or the costs associated with any product recall could have a material adverse effect on our financial position and results of operations.

         In addition, as providers of consulting and utilization review services, we maintain liability and errors and omissions insurance, but there can be no assurance that liability claims, if any, will not exceed the limits of our coverage or that our insurance will continue to be available on commercially reasonable terms or at all.

         As providers of consulting and utilization review services, we incur risks of liability arising out of the services we provide. A determination that any damage including personal injury or commercial damage resulted from use of our services could require us to pay substantial monetary awards or damages, which could have a material adverse effect on our financial position.

         WE RISK BUSINESS DECLINES DUE TO OUR INTERNATIONAL OPERATIONS.

         During the year ended December 31, 1998, we derived approximately 4% of our revenues from international sales, resulting in exposure to risks which include, but may not be limited to, the following:

                  o maintenance of existing relationships and/or the establishment of new relationships with international distributors;
                  o fluctuations in exchange rates of the U.S. dollar against foreign currencies;
                  o economic or political instability and domestic and foreign governmental regulations, including export license requirements, trade restrictions, changes in tariffs, regulatory approval for marketing products or similar factors;
                  o uncertain or limited protection of our intellectual property rights under the laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

         Unfavorable changes in any of these factors could reduce the demand for, or the profitability of, our products and services in foreign markets. This reduction could have a material adverse effect on our financial position and results of operation.

         WE DEPEND ON KEY EXECUTIVES. A LOSS OF THESE EXECUTIVES AND PERSONNEL COULD NEGATIVELY IMPACT OUR OPERATIONS.

         We are highly dependent on the members of our management team, in particular, our Chief Executive Officer. The loss of one or more of our management team could have a material adverse effect on us. In addition, we believe that our future success will depend in large part on our ability to attract and retain highly skilled managerial personnel, particularly as we expand our activities. We face significant competition for such personnel, and there can be no assurance that we will be successful in hiring or retaining the personnel we require for continued growth, if any. The failure to hire and retain such personnel could have a material adverse effect on our financial position and results of operations.

         OFFICERS AND DIRECTORS MAY CONTROL CORPORATE ACTIONS DUE TO THEIR COMBINED OWNERSHIP OF SHARES OF SABRATEK STOCK.

         As of April 16, 1999, all officers and directors of Sabratek as a group beneficially owned approximately 19% of the outstanding shares of Sabratek common stock. Because of the combined voting power of the officers and directors, these individuals acting as a group may be able to influence Sabratek's affairs and business, including any determination with respect to a change in control of Sabratek, future issuances of common stock or other securities, declaration of dividends on Sabratek common stock and the election of directors. Such influence could have the effect of delaying, deferring or preventing a change in control of Sabratek which could deprive Sabratek's stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

         OUR ISSUANCE OF A LARGE VOLUME OF SHARES OF OUR COMMON STOCK COULD RESULT IN A DEPRESSION OF OUR STOCK PRICE.

         Since June 1, 1999, we have issued approximately 3,347,000 shares of our common stock to acquire LifeWatch, Inc., a subsidiary of Ralin Medical, Inc., Strategic Reimbursement Services, Inc., Unitron Medical Communications, Inc. and GDS Technology, Inc. In connection with these acquisitions, we entered into agreements with the recipients of our common stock which obligate Sabratek to file registration statements which will allow the recipients to resell their approximately 3,347,000 shares. We will file registration statements relating to the resale of approximately 2,311,000 shares of common stock in July, 1999 and a registration statement relating to the resale of the remaining shares no later than December 1, 1999. The filing of the registration statements allows the recipients to sell the shares when and if they determine it is appropriate.

         Sabratek cannot predict the timing or amount of any sale which may be made under these registration statements. Even if no sales occur, the mere issuance and registration for resale of approximately 3,347,000 shares of our common stock, which is approximately 25% of our outstanding common as of July 14, 1999, could have the effect of depressing the market price of our common stock. Moreover, the simultaneous offering for public sale of a significant number of the approximately 3,347,000 shares would likely have the effect of depressing the market price of our common stock.

         OUR FINANCIAL RESULTS AND STOCK PRICE MAY BE AFFECTED BY QUARTERLY FLUCTUATIONS.

         Our quarterly revenues and operating results have varied significantly in the past and may continue to do so in the future. Future revenues and operating results may also fluctuate significantly from quarter to quarter and will depend upon, among other factors:

                  o     demand for our products and new product introductions,
                  o     demand for products distributed by our competitors,
                  o our efforts regarding transitions to new or enhanced products,
                  o     the timing of orders and shipments,
                  o     the mix of sales between products,
                  o     competition, including pricing pressures,
                  o     the timing of regulatory filings and approvals,
                  o     the timing of reimbursement from third-party payors, and
                  o     the timing of research and development expenditures.

         OUR STOCK PRICE MAY EXPERIENCE VOLATILITY.

         The securities markets have, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly-held companies that provide medical devices and services have been in the past, and are expected to be, volatile. In addition to factors such as interest rates and economic conditions which affect stock prices generally, some, but not all, of the factors which could result in fluctuations in our stock price include:


                  o     announcements of technological or medical innovations,
                  o the introduction of new commercial products by our competitors,

                  o     disputes concerning patents or proprietary rights,
                  o positive or negative regulatory action, o changes in regulatory or medical reimbursement policies, and
                  o period-to-period fluctuations in the financial results of the Company.

         ANTI-TAKEOVER PROTECTIONS MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE SABRATEK.

         Sabratek's Certificate of Incorporation and Bylaws contain general requirements which pre-condition a third-party's ability to acquire a controlling interest in Sabratek. These requirements and pre-conditions could limit the price that potential acquirors might be willing to pay in the future for shares of Sabratek common stock. These provisions are explained below.

         o Sabratek's Certificate of Incorporation provides that the Board of Directors may determine and set rights, preferences, privileges and restrictions, including voting rights, of unissued shares of Sabratek's preferred stock and that the shares of preferred stock may be issued without any further vote or action by Sabratek's stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be created and issued in the future. In addition, stockholders do not have the right to cumulative voting in the election of directors.
         o Sabratek's Bylaws provide for a staggered board so that only one-third of the total number of directors are replaced or re-elected each year. The Bylaws also require the affirmative vote of two-thirds of the Company's issued and outstanding voting stock to remove a director. Therefore, potential acquirors of Sabratek may face delays in replacing the existing directors.
         o Sabratek currently has approximately $85,000,000 in notes outstanding. These notes, and the indenture which governs them, provide that in some circumstances involving a change in control, each holder of these notes may require Sabratek to repurchase all or a portion of the holder's notes. This repurchase obligation could discourage a third party from attempting to acquire control of the Company.
         o In August, 1998, Sabratek designated the relative rights and preferences of a new Class of Series B Preferred Stock and adopted a Shareholder Rights Plan. Sabratek's Board of Directors declared a dividend of one right for each share of Sabratek's common stock outstanding on September 4, 1998. Each right gives the holder the opportunity to purchase one one-hundredth of one share of Sabratek's new authorized Series B Preferred Stock at a price of $150 (as adjusted from time to time) upon the occurrences of a change of control of Sabratek. The Rights Plan and the accompanying rights could have the effect of delaying the ability of a potential acquiror from acquiring control of Sabratek.
         o Sabratek's Bylaws authorize Sabratek's Board to establish a record date with respect to stockholders entitled to vote on corporate matters by means of a written consent. This Bylaw provision has the effect of allowing Sabratek's Board to react to any unexpected stockholder actions and could slow the pace of a potential acquisition.
         o Sabratek's senior executive officers may be entitled to substantial change in control payments. These payments could have the effect of discouraging a potential acquiror from acquiring control of Sabratek.


                              SELLING STOCKHOLDERS

         The shares of our common being offered by means of this prospectus were originally issued to the selling stockholders on July 1, 1999 as consideration for our purchase of approximately 99% of the capital stock of Unitron Medical Communications, Inc., doing business as MOON Communications, a Florida corporation. Sabratek acquired the capital stock of Unitron through the exercise of an option to purchase the securities granted under an option agreement dated January 22, 1999 by and among Sabratek, Unitron and certain of the shareholders of Unitron. The purchase price was determined by a formula contained in the option agreement.

         Under the terms of the option agreement and a separate escrow agreement, 532,195 shares of our common stock were delivered directly to the former Unitron shareholders and 10,731 shares of our common stock were delivered in escrow to Michael T. Cronin of Johnson Blakely Pope Bokor Ruppel & Burns, P.A., who is acting as escrow agent under the escrow agreement. The purpose of the escrow is to secure payment of any amounts to which we may be entitled in the event it is determined that Unitron has breached any of its representations and warranties contained in the option agreement.

         Sabratek has registered an additional 10,000 shares of our common stock which we may issue to people from which we acquire Unitron capital stock in the future, as more fully described below. Any person who acquires shares of our common stock which can be resold by means of this prospectus after the effective date of the registration statement of which this prospectus forms a part will be added to the list of selling stockholders contained in this prospectus by means of a prospectus supplement.

         Sabratek may attempt to acquire shares of Unitron's capital stock it did not acquire through the exercise of its option on terms substantially similar to those contained in the Option Agreement. Sabratek anticipates that it will be required to issue less than 10,000 additional shares of its common stock to acquire all of the Unitron capital stock it does not already own.

         Ralph Frasca, the former President of Unitron, will have the right to vote the shares held in escrow as well as cause the escrow agent to sell all or any portion of such shares during the terms of the escrow, but will not be entitled to receive any proceeds from the sale of any such shares until the escrow period ends on January 1, 2000. The indemnification provisions contained in the option agreement provide that Sabratek's right to receive an indemnification payment shall not exceed $4 million. In addition, Sabratek is not entitled to indemnification payments until its damages as a result of one or more breaches of Unitron's representations and warranties equals or exceeds $250,000, the amount of the one-time deductible to be paid by Sabratek in the event we assert our indemnification rights. If Sabratek is entitled to an indemnification payment and the cash generated through previous sales of shares in escrow is insufficient to make the indemnification payment, Sabratek is entitled to such number of shares of Sabratek common stock having a value equal to such indemnification payment or Sabratek and Frasca may jointly direct the escrow agent to sell a sufficient number of the escrow shares to generate the necessary cash, together with the pro rata portion of the proceeds of any investment of the escrow shares through the date of the indemnification payment. With this limited exception, the escrow agent has no authority to sell the shares of our common stock held in the escrow without being directed to do so by Frasca, or in the scenario described above, by joint direction from Frasca and Sabratek.

         Prior to Sabratek's acquisition of Unitron, the companies were associated through several agreements. In July, 1997, Unitron granted Sabratek a fifteen-year technology license for use of Unitron's continuous, real-time patient monitoring and reporting software for which Sabratek paid Unitron $7 million. In January, 1998, Sabratek acquired rights to access Unitron's customer database. In addition, Sabratek provided consulting services to Unitron under a Marketing and Clinical Support Agreement, dated as of January 1, 1998. Further, in October, 1998, Sabratek entered into a Standby Senior Credit Facility with Unitron whereby Sabratek may lend up to $10 million to Unitron.

         In connection with the transaction, Sabratek, Unitron and Frasca entered into a separation agreement dated January 22, 1999, whereby Frasca tendered his written resignation from each of his positions as director, officer and employee of Unitron. His resignation as an employee of Unitron became effective the date Unitron shareholders holding at least 92.50% of the fully diluted equity of Unitron agreed to become parties to the option agreement. In exchange for Frasca's resignation and other related obligations under the separation agreement, the separation agreement required Unitron to pay Frasca a salary of 175,000 in equal bi-monthly installments from January 22, 1999 through July 23, 1999, as well as a single lump-sum payment of $262,500. Further, under the terms of the separation agreement, Frasca agreed to release each of Sabratek and Unitron, and each of Sabratek and Unitron agreed to release Frasca from any and all claims arising in connection with Frasca's employment with Unitron and the option agreement. The separation agreement requires Frasca (a) to maintain the confidentiality of Unitron's proprietary information, (b) to assign to Unitron all of his right, title and interest in and to all inventions, developments, innovations and improvements created by Frasca during his employment with Unitron, and (c) to refrain from competing with Unitron for a period of 3 years after his employment with Unitron ends.

         Under the terms of an employment agreement between Unitron and H. Jay Hill, the Chief Executive of our Unitron subsidiary, Hill will receive a minimum annual salary of $175,000 as compensation. In addition, Hill is entitled to receive an annual bonus, which shall not be less than (a) 35% of his salary if he achieves 80% of specified performance objectives, (b) 45% of his salary if he achieves 100% of specified performance objectives, or (c) less than 55% of his salary if he achieves 120% of specified performance objectives. Mr. Hill is entitled to severance payments if he is terminated other than for cause. In addition, the employment agreement provides that if, within 12 months following a change in control of Unitron, Mr. Hill's employment is terminated for any reason other than cause, death or disability (as these terms are defined in the employment agreement) or there is a material adverse change in Mr. Hill's compensation, title or duties, he shall be entitled to (a) all salary, bonuses, and benefits earned but not yet paid to Mr. Hill, (b) all salary, bonuses and benefits as if his employment had been terminated by Unitron without cause, and
(c) an amount equal to the amount of taxes incurred by Mr. Hill as a result of these payments. Components of salary and benefits owed to Mr. Hill in the event of termination of his employment without cause include: (a) Mr. Hill's then current salary for a period of one year following the date of termination of the employment agreement; (b) a prorated bonus for the year in which terminated; and
(c) continued coverage under Unitron's health plan for a period of one year. In addition to provisions relating to Mr. Hill's duties and compensation, the employment agreement requires Mr. Hill to maintain the confidentiality of Unitron's proprietary information and refrain from competing with Unitron during his employment with Unitron and for a period of one year thereafter.

                  For purposes of Mr. Hill's employment agreement, the term change in control shall mean the occurrence of any of the following events:

         (a) Consummation of the acquisition by any person, as such term is defined in Section 13(d) or 14(d) of the Exchange Act, of beneficial ownership, within the meaning of Rule l3d-3 promulgated under the Securities Act, of 40 percent or more of the combined voting power of the then outstanding voting securities of Unitron, provided, however, that the acquisition of shares of voting securities of Unitron by Sabratek shall not constitute a change in control; or

         (b) Approval by stockholders of Unitron of (A) a merger or consolidation of Unitron if the stockholders immediately before the merger or consolidation do not, as a result of the merger or consolidation, own, directly or indirectly, more than 60 percent of the combined voting power of the then outstanding voting securities of the entity resulting from the merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of Unitron outstanding immediately before the merger or consolidation; or (B) a complete liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all of the assets of Unitron, provided, however, that the merger of Unitron with Sabratek or the acquisition by Sabratek of all or substantially all of the assets of Unitron shall not constitute a change in control.

         Notwithstanding the foregoing, a change in control shall not be deemed to occur solely because 40 percent or more of the combined voting power of the then outstanding securities is acquired by (a) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of Unitron, or (b) any corporation that, immediately before the acquisition, is owned directly or indirectly by the stockholders of Unitron in the same proportion as their ownership of stock of Unitron immediately before the acquisition.

         The following table sets forth information about the beneficial ownership of the selling stockholders as of July 9, 1999 as to:

         o the number of shares of common stock that are beneficially held by each of the selling stockholders,

         o the maximum number of shares that may be offered by the selling stockholders by means of this prospectus, and

         o the number of shares of common stock that can be sold by means of this prospectus and the percentage of our total outstanding common stock which the number represents.

         We can provide no assurance as to the number of shares that will be held by the selling stockholders after this offering because the selling stockholders may offer all or some part of the shares which they hold by means of this prospectus, and because this offering is not being underwritten on a firm commitment basis.


                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Amir A. Noorani, M.D. and
Farida Noorani, Husband and
Wife, As Tenants By The
Entireties                                340                 340                0           *

Anne L. Fawcett                          15,364              1,304            14,060         *

Anthony C. Kiggins and
Leanne Kiggins, Husband and
Wife, as Tenants by the
Entireties                               1,135               1,135               0           *

Aron Schlau                               681                 681                0           *

Arthur R. Carlson                         340                 340                0           *

Arthur R. Polin, M.D.                     141                 141                0           *

Betsy Musselman                           113                 113                0           *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Bill Hagen                                420                 420                0           *

Blair E. Witherington                     681                 681                0           *

Bradley D. Wilson                        1,362               1,362               0           *

Bruce J. Levine, D.P.M.                  1,135               1,135               0           *

Carl W. Johnson                           340                 340                0           *

Carlos J. Bayron, M.D.                   2,270               2,270               0           *

Catherine L. Gnage                        681                 681                0           *

Charles Cavaliere, M.D.                 567                   567                0           *

Charles E. Cavaliere and Lisa
D. Cavaliere As Joint Tenants
with Right of Survivorship
and Not as Tenants in
Common                                  227                   227                0           *

Charles K. Stewart                    693,325 (2)            5,676           687,649        5.23%

Charles R. Hall                          7,657               7,657               0           *

Christopher B. George                    1,362               1,362               0           *

Christopher B. George, M.D.               227                 227                0           *

Cititrust International, Inc.,
as Trustee of Moontrust dated
2/22/99                                  94,449              94,449              0           *

Clifton J. Bailey and Bonnie
C. Bailey, Husband And
Wife, as Tenants By The
Entireties                              681                   681                0           *

Colbassani Family Settlement
Dated January 6, 1997                     681                 681                0           *

Craig H. Cassady                          340                 340                0           *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Cynthia A. Perry                         3,973               3,973               0            *

Cynthia J. Hamilton                       681                 681                0            *

Dale G. Bramlet and
Kathleen A. Bramlet,
Husband And Wife, As
Tenants By The Entireties                 681                 681                0            *

Dana M. Deupree and
America E. Deupree,
Husband and Wife, as
Tenants by the Entireties                 681                 681                0            *

Daniel E. Straus                         12,714              12,714              0            *

Daniel P. Szarowicz                      1,135               1,135               0            *

David Columbus, D.O.                      567                 567                0            *

David E. Hartenbach                       340                 340                0            *

David James O'Neil                        681                 681                0            *

David L. Cosper and Mary
M. Cosper, Husband and
Wife, as Tenants by the
Entireties                                136                 136                0            *

David L. Cosper IRA                        45                  45                0            *

David McDonald                            681                 681                0            *

David Rothberg and Debra J.
Rothberg, husband and wife,
as Tenants By The Entireties              681                 681                0            *

Denis P. Christenson and
Judith A. Christenson,
husband and wife, as Tenants
by the Entireties                         681                 681                0            *

Dennis Caputo and Karina J.
Caputo, Husband and Wife,
as Tenants by the Entireties              227                 227                0            *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Dennis O. Boyle                           681                 681                0          *

Dickie J. Rumore, as Trustee
of Paragon Music Center,
Inc. Profit Sharing Plan                 1,362               1,362               0          *

Donald N. Fawcett                        1,135               1,135               0          *

Donald N. Fawcett                         169                 169                0          *

Donald R. Schmidt and Diane
B. Schmidt, husband and
wife, as Tenants by the
Entireties                               2,270               2,270               0          *

Doug Eiland                               113                 113                0          *

Douglas Kenny                            1,135               1,135               0          *

Douglas L. Flaute                        1,362               1,362               0          *

Dwight P. Fawcett                        2,970               1,304             1,666        *

Dwight W. Fawcett                        20,895              7,657            13,238        *

E. Michael Szarowicz, Jr.                1,135               1,135               0          *

Edward M. Presutti and
Mary C. Presutti                         21,319              21,319              0          *

Efren L. Baltazar and
Emerlinda Z. Baltazar,
Husband And Wife, As
Tenants By The Entireties                3,681                681              3,000        *

Elaine S. Scott                            56                  56                0          *

Elia Caputo and Mary Lou
Caputo, Husband and Wife,
as Tenants by the Entireties              227                 227                0          *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Eliseo Caputo and Josephine
Rose Caputo, Husband and
Wife, as Tenants by the
Entireties                               1,135               1,135               0          *

Elizabeth I. Okulski                     1,135               1,135               0          *

Ellen Hartenbach                          113                 113                0          *

Emory L. Mayfield and
Catherine D. Mayfield,
Husband and Wife, as
Tenants by the Entireties                1,362               1,362               0          *

Eric S. Berke, as Trustee,
u/a/d 1/11/95, Eric S. Berke,
Donor f/b/o Eric S. Berke              5,086                 4,086             1,000        *

F. Eugene Schmitt                        3,026               3,026               0          *

F.E. Schmitt, Trustee                     423                 423                0          *

F.E. Schmitt, Trustee of F.
Eugene Schmitt Declaration
of Trust U/A Dated 7/23/90               2,838               2,838               0          *

Fanourios Ferderigos                     2,043               2,043               0          *

Farida Spratley                           340                 340                0          *

First Southwest Co. f/b/o
G&T Tina Holloway
#44462410                                 181                 181                0          *

Frank B. Lane, M.D., P.A.
Def. Contrib. Pension Plan
u/a/d 7/1/96                           1,135                 1,135               0          *

Frank J. Seidl and Sylvia F.
Seidl, husband and wife, as
Tenants by the Entireties                1,362               1,362               0          *

Frank Veltri                              340                 340                0          *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Fred Hauber, as Trustee of
The Hauber Family Limited
Partnership II                           2,270               2,270               0           *

Frederick R. Reed, Jr.                    891                 681               210          *

Gabriel G. Sanchez, M.D.                  757                 757                0           *

George K. Hawkins, Jr.                    681                 681                0           *

Grubbs Construction
Company                                  2,043               2,043               0           *

Gulfcoast Gastroenterology
Consultants, Inc.                        2,270               2,270               0           *

Guy N. Perenich, as Trustee
f/b/o Brian Caufield                      283                 283                0           *

Guy N. Perenich, as Trustee
f/b/o Mark H. Pernich                     567                 567                0           *

H. Jay Hill                              16,451              16,451              0           *

H. Kenneth McAlpin, Trustee
u/a DTD 06/29/94                         2,270               2,270               0           *

H. Mikel Hopkins, D.D.S.
and Rebecca S. Hopkins,
husband and wife, as Tenants
by the Entireties                        2,270               2,270               0           *

Hamill Family Limited
Partnership                              1,702               1,702               0           *

Harry Kolodner and Ellen J.
Kolodner, Tenants in
Common                                   1,362               1,362               0           *

Hauber Family Limited
Partnership II, a Delaware
Limited Partnership                       340                 340                0           *

Hayden P. Allen, D.D.S.                   340                 340                0           *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Helen P. Hall, as Trustee for
Julie Anna Hall, under the
Illinois Uniform Gift to
Minor's Act                             113                   113                0          *

Helen P. Hall, as Trustee for
Peter Charles Hall under the
Illinois Uniform Gift to
Minor's Act                             113                   113                0          *

Helen P. Hall, Trustee for
Emily Persson Hall under
Illinois Uniform Gift to
Minor's Act                             113                   113                0          *

Helen P. Hall, Trustee for
Eric Charles Hall under
Illinois Uniform Gift to
Minor's Act                             113                   113                0          *

Helen P. Hall, Trustee for
Marguerite Lacey Hall under
Illinois Uniform Gift to
Minor's Act                             113                   113                0          *

Helen P. Hall, Trustee for
Megan Knobloch Hall under
Illinois Uniform Gift to
Minor's Act                             113                   113                0          *

Helen P. Hall, Trustee for
Nicholas Graff Hall under
Illinois Uniform Gift to
Minor's Act                             113                   113                0          *

Helen P. Hall, Trustee for
Timothy Persson Hall under
Illinois Uniform Gift to
Minor's Act                             113                   113                0          *

Hugh A. Rutledge, M.D.,
P.A.                                     1,135               1,135               0          *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Infectious Disease Physicians
Group Profit Sharing Plan
and Trust                                2,270               2,270               0           *

Int-Med, Inc. Profit Sharing
Plan u/a/d  8/7/91                        340                 340                0           *

James P. Fischer, as Trustee
for Arthur R. Polin,
M.D.P.A. Profit Sharing
Plan                                      340                 340                0           *

James W. Adkins                           113                 113                0           *

Jane F. Dearborn                         4,274               1,304             2,970         *

Jesse A. Kane                             113                 113                0           *

Jimmy Dye                                 227                 227                0           *

Joe M. Ricci and Janet A.
Ricci, As Joint Tenants With
Rights of Survivorship                    681                 681                0           *

John E. Traeger                        13,145                2,608            10,537         *

John E. Traeger Trust No. 1            5,676                 5,676               0           *

John E. Traeger, Trustee                  846                 846                0           *

John Fraser                               227                 227                0           *

John P. Mahoney                          2,043               2,043               0           *

John R. Van Wingen and
Marcia S. Van Wingen,
husband and wife, as Tenants
by the Entireties                        8,340                340              8,000         *

Joseph L. Camps                           681                 681                0           *

Julio Lautersztain, M.D.                  908                 908                0           *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Karen Giordano                             45                  45                0          *

Katherine C. Stewart                      681                 681                0          *

Ken Cashin                                681                 681                0          *

Kevin C. O'Loughlin                       567                 567                0          *

Kirshna Ravi, M.D.                       1,419               1,419               0          *

Kurt Burkhardt                             45                  45                0          *

Kurt O. Renz and Dale
Haynes-Renz, Husband and
Wife, as Tenants by the
Entireties                             1,135                 1,135               0          *

Kurt Renz                               565                   565                0          *

Lane Equities, Ltd., a Florida
limited partnership                    1,135                 1,135               0          *

Lester C. Ordiway                         340                 340                0          *

LINC Capital, Inc.                       1,131               1,131               0          *

Louis C. Saeger, M.D.,
Trustee for NW Pain
Specialists Profit Sharing
Plan dated 1/1/92 FBO Louis
Saeger, MD                                681                 681                0          *

Louis M. Palermo, M.D.                    249                 249                0          *

Marc J. Mallis                           10,216              10,216              0          *

Marcelle D. Stamatiou and
Vassilis Stamatiou, as
Tenants In common                        10,216              10,216              0          *

Mario Garcia and Hillary
Grant-Garcia, Husband and
Wife, as Tenants by the
Entireties                                249                 249                0          *

Mark Christenson, Scott
Christenson and Eric
Christenson, as Joint Tenants
with rights of survivorship
and not as Tenants in
Common                                    681                 681                0          *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Mark D. Torke                             227                 227                0           *

Mark Torke                                340                 340                0           *

Marta Sweeney                            5,903               5,903               0           *

Mary M. Cosper IRA                         45                  45                0           *

Max H. Ingram, Jr. and
Sandra J. Ingram, Husband
and Wife, as Tenants by the
Entireties                                681                 681                0           *

Medical Assoc. of Pinellas,
401K DTD 06/26/96 FBO
Jerry Drucker                             340                 340                0           *

Michael A. Barody                         681                 681                0           *

Michael B. Wilhoit and
Patricia D. Wilhoit, Husband
and Wife, as Tenants by the
Entireties                                340                 340                0           *

Michael Lee Rothberg and
Helen M. Rothberg, husband
and wife, as Tenants by the
Entireties                                681                 681                0           *

Michael W. Konomos                        227                 227                0           *

Mitchell J. Lockler and
Karen Lockler, Husband and
Wife, as Tenants by the
Entirety                                  681                 681                0           *

MLPF&S Cust FPO Trevor
G. Smith IRA FBO Trevor
G. Smith Account                       2,724                 2,724               0           *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Muralidhar K. Acharya,
M.D.                                     1,419               1,419               0           *

Neil G. McTague and
Patricia S. McTague,
Husband and Wife, as
Tenants by the Entireties                1,862               1,362              500          *

Norbert H. Hartenbach, Jr.
and Suzanne E. Hartenbach,
Husband and Wife, As
Tenants by the Entireties                 340                 340                0           *

Norman S. Abbott, M.D.                   2,270               2,270               0           *

Northgate Enterprises, Ltd.              6,353               6,353               0           *

Patricia D. Graf                         1,248               1,248               0           *

Patricia Jackson                           22                  22                0           *

Paul A. Raveling and
Deborah L. Raveling, as
Co-Trustees u/a/d August 27,
1992                                      227                 227                0           *

Paul J. Pudela                            113                 113                0           *

Peter O. Knight IV Trustee                423                 423                0           *

Peter O. Knight IV, as
Trustee of the Peter O.
Knight Revocable Living
Trust u/a/d March 17, 1992               2,838               2,838               0           *

Peter T. DiNapoli                        1,362               1,362               0           *

Prudential Securities, Inc.
C/F THT-R03857
AC#AGV-R10692                            2,270               2,270               0           *

Raleigh W. Rollins, M.D.                  340                 340                0           *

Ralph V. Frasca, Jr.                     10,731(3)           10,731              0           *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Ralph V. Frasca, Jr. and
Gloria C. Frasca, Husband
and Wife, as Tenants by the
Entireties                            113,966 (4)           113,966              0         *

Ray U. Stoll                             10,681               681             10,000       *

Raymond S. Waters, M.D.
and Candice S. Waters,
Husband and Wife, as
Tenants by the Entireties                 681                 681                0         *

Richard Chiarelli and
Meredith Chiarelli, as
Tenants in Common                      1,500                  340              1,160       *

Richard D. Chiarelli                    113                   113                0         *

Richard J. Melker                        1,316               1,316               0         *

Robert  E. Bushee                         113                 113                0         *

Robert C. Bowden                         1,362               1,362               0         *

Robert C. Frey and Debra D.
Frey, As Joint Tenants With
Rights of Survivorship                   1,762               1,362              400        *

Robert C. Thornberry, M.D.                681                 681                0         *

Robert Edward Smith, Sr.                  227                 227                0         *

Robert J. Nowlin                         55,676              5,676            50,000       *

Robert K. Winter                           45                  45                0         *

Robert M. Tomich                         2,838               2,838               0         *


                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------
Robert P. George and Marie
George Revocable Trust
u/a/d April 8, 1997 with full
powers                                    141                 141                0                *

Robin F. Kippenberger                    1,560               1,560               0                *

Roger Elliot                              681                 681                0                *

Roger Lynn Overby                        34,333              30,833            3,500              *

Ronald L. Sock                            681                 681                0                *

Ronda J. Michaud                          681                 681                0                *

Salvatore DeLellis, as
Successor Trustee, With Full
Powers                                   1,532               1,532               0                *

Sandra J. Tracey                          413                 113               300               *

Satish Patel and Sneh Lata
Patel, Husband and Wife, as
Tenants by the Entireties                 681                 681                0                *

Scott Bowman                             2,270               2,270               0                *

Shelly Kolseth                            227                 227                0                *

SouthTrust Asset
Management Company of
Florida, as Trustee For Janet
Ruppel Trust                              681                 681                0                *

Stephen C. Anderson, M.D.
and Kathleen M. Anderson,
as Joint Trustees of the
Anderson Joint Trust u/a/d
3/13/96                                   681                 681                0                *

Stephen M. Roberts                        227                 227                0                *

Steve Michurski                          2,270               2,270               0                *

Susan P. Dragon                           783                 283               500               *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number      Percentage
-------------------               -------------------   --------------       -----------------------

Tallahassee Pulmonary Clinic
Profit Sharing Plan f/b/o
Clifton J. Bailey                       681                   681                0         *

Ted J. Sugarman and Jeffery
C. Sugarman, as Co-Trustees
under Item III of the Will of
Ted Schlanger, deceased,
with full powers to sell,
convey, invest, assign, pledge
or otherwise encumber                    1,362               1,362               0         *

Thomas A. Okulski                        1,135               1,135               0         *

Thomas A. Ricci and Joe M.
Ricci, As Joint Tenants With
Rights of Survivorship                    227                 227                0         *

Thomas E. Carson & Susan
K. Carson, Husband and
wife, Ten Ent                            2,270               2,270               0         *

Thomas E. Pollock                         113                 113                0         *

Thomas G. Sherman and
Silma Sherman, husband and
wife, as Tenants by the
Entireties                               2,270               2,270               0         *

Thomas K. Richardson                      681                 681                0         *

Thomas L. Ratchford                      9,681                681              9,000       *

Thomas L. Williams III                    681                 681                0         *

Thomas V. Broslawsky                      340                 340                0         *

Thor Bendickson                          1,096               1,096               0         *

Tim C. Burkhardt and Lori
C. Burkhardt, Joint Tenants
with Right of Survivorship                227                 227                0         *

Torrence L. Hunt                         1,362               1,362               0         *

Trevor G. Smith, Trustee of
the Trevor G. Smith Trust
u/a/d 9/8/69, With Full
Power to Sell, Assign,
Convey, Pledge, Encumber
and Satisfy Any and All
Liens                                   681                   681                0         *

                                                                                     Shares
                                  Shares Beneficially      Number of            Beneficially Owned
                                   Owned Prior to the   Shares Offered          After the Offering
Selling Stockholder                   Offering(1)            Hereby          Number       Percentage
-------------------               -------------------   --------------       -----------------------
University of Florida
Research Foundation, Inc.                3,973               3,973               0             *

Victor L. Dragon and Eileen
G. Dragon, Husband and
Wife, as Tenants by the
Entireties                               1,135               1,135               0             *

Victor L. Dragon, M.D.                    198                 198                0             *

W. Paul Sawyer, M.D.                      340                 340                0             *
West Florida Medical
Investments Corp.                         681                 681                0             *

West Florida Medical
Investments Corp., a Florida
Corporation                              1,362               1,362               0             *

William D. Long                           340                 340                0             *

William E. Price                         1,816               1,816               0             *

William J. Clark                           11                  11                0             *

William J. Richards, Jr.,
M.D.                                      567                 567                0             *

William L. Taldone                        681                 681                0             *

William N. Hartenbach,
M.D. and Karin R.
Hartenbach, Husband and
wife, as Tenants by the
Entities                                 7,946               7,946               0             *

William P. Perry and Cynthia
M. Perry, Husband and
Wife, as Tenants by the
Entireties                                340                 340                0             *

William P. Perry, as Trustee
of The William P. Perry
Trust u/a/d March 12, 1997,
With Full Powers                          340                 340                0             *

William W. Atkinson, M.D.                 340                 340                0             *


* Less than 1% of the issued and outstanding shares of Sabratek's common stock.

        (1) Sabratek has relied on information provided by the selling stockholders to determine the number of shares of our common stock, if any, which the selling stockholders owned prior to receiving the shares of our common stock issued to them in connection with the merger

        (2) Includes 297,593 shares of Sabratek common stock held of record by Mr. Stewart, 215,732 shares of Sabratek common stock held of record by the Charle's K. Stewart Money Purchase Plan, and 180,000 shares of Sabratek common stock held of record by the Stewart Family Children's Trust.

        (3) Shares held of record by Michael T. Cronin of Johnson Blakely Pope Bokor Ruppel & Burns, P.A., as escrow agent.

        (4) Does not include 10,731 shares of Sabratek common stock held of record by Michael T. Cronin of Johnson Blakely Pope Bokor Ruppel & Burns, P.A., as escrow agent.

                                 USE OF PROCEEDS

         Other than the completion and filing of this registration statement, we will not participate in the sale of the shares offered by means of this prospectus. In addition because the shares of common stock being offered by means of this prospectus are being sold by the selling stockholders, we will not directly receive any of the proceeds from the sale of the shares. However, in the event that there is a determination that we are entitled to any indemnification payments we may receive shares of Sabratek common stock or cash which was generated from the sale of a portion of the shares of common stock offered hereby. See "SELLING STOCKHOLDERS." We cannot, however, predict whether any payment will be made or the amount of any payment if it is made. To the extent that Sabratek does receive any amount generated through the sale of shares of common stock offered by means of this prospectus, we will use the proceeds for working capital and general corporate purposes.


                              PLAN OF DISTRIBUTION

         The shares offered by means of this prospectus may be sold from time to time by the selling stockholders,including donees and pledgees selling shares received from any named selling stockholder after the date of this prospectus. Unless we are entitled to reimbursement for any damages we incur, we will not receive any proceeds from this offering. See, "SELLING STOCKHOLDERS" and "USE OF PROCEEDS." We have agreed to register the resale of 552,926 shares of our common stock held by the selling stockholders.

         The selling stockholders may offer the shares from time to time in one or more types of transactions (which may include block transactions) the open market, on the Nasdaq National Market, in privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares or in a combination of these methods, at market prices that prevail at the time of sale or at privately negotiated prices. The selling stockholders may sell these shares through one or more brokers or dealers or directly to purchasers. These broker-dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom those broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may exceed customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Under Exchange Act rules and regulations, no distribution participant or its affiliated purchasers (as defined in Regulation M adopted under the Exchange Act) may simultaneously engage in market making activities with respect to the shares for a restricted period beginning on the day proxy solicitation or offering materials are first disseminated to security holders and ending upon the completion of the distribution, except under limited circumstances. The selling stockholders, their affiliated purchasers and any other person participating in the distribution will be subject to certain provisions of the Exchange Act and related rules and regulations. These provisions prohibit, except under limited circumstances, the purchase and sale of any of the shares by the selling stockholders, their affiliated purchasers and any other person participating in the distribution during the restricted period described above. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market making activities with respect to the shares.

         Except for those shares held in escrow, from time to time, the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of our common stock they own. In the event of a foreclosure or event of default in connection with those pledges, the shares may be transferred to the persons to whom the shares were pledged. If such a transfer occurs, the transferees will be deemed to have the rights of the selling stockholders under this plan of distribution. At the same time, the selling stockholders will beneficially own fewer shares. The plan of distribution for the selling stockholders' shares will otherwise remain unchanged.

         We have agreed to pay all of the costs, expenses and fees incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have agreed to indemnify each selling stockholder against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         In the event that we file a registration statement under the Securities Act of an underwritten offering of our common stock, we may restrict the ability of the selling stockholders to effect a public sale of the shares of common stock being offered by means of their prospectuses during the ten business days before, and the 45-day period beginning on the effective date of the registration statement, so long as the selling stockholders are given an opportunity to participate in the underwritten offering.

         Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

         (a) the name of each such selling stockholder and of the participating broker-dealer(s);

         (b) the number of shares involved;

         (c) the price at which such shares were sold;

         (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         (f) other facts material to the transaction.

         In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         This offering will terminate on the earlier of (a) the date on which all shares offered by this prospectus have been sold by the selling stockholders or (b) two years after the effective date of this registration statement.


                                  LEGAL MATTERS

         The legality of the shares of our common stock being offered by means of this prospectus has been passed on for Sabratek by Ross & Hardies, Chicago, Illinois. A member of this firm owns shares of Sabratek's common stock.

                                     EXPERTS

         The financial statements of Sabratek Corporation as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                               RECENT DEVELOPMENTS

         On May 28, 1999, Sabratek received FDA clearance of our 510(k) Submission covering our Rocap division's pre-filled saline flush syringe products. We are working closely with our customers and suppliers to resume production and shipments in the shortest possible time frame.

         On June 1, 1999, Sabratek purchased all of the issued and outstanding shares of capital stock of LifeWatch, Inc., a wholly-owned subsidiary of Ralin Medical, Inc. LifeWatch monitors patients transtelephonically in alternate site settings on behalf of health care providers and is the market leader in arrhythmia monitoring. Under the terms of a stock purchase agreement dated as of May 19, 1999, Sabratek paid Ralin $12,260,000 in cash from its existing cash reserves and 900,000 shares of our common stock in exchange for all of the outstanding shares capital stock of LifeWatch.

         On June 7, 1999, Sabratek was served with an amended complaint in a proceeding filed in the United States District Court for the Northern District of Illinois on January 27, 1999, as a purported class action. The amended complaint expands the allegations against Sabratek to include allegations that Sabratek withheld material information about its future prospects and engaged in improper revenue recognition practices. The amended complaint also expanded the number of named defendants in the proceeding by adding three additional officers and one director of Sabratek as defendants. Sabratek is currently required to file an answer, motion to dismiss or other responsive pleading on or before July 28, 1999.

         On June 29, 1999, Sabratek consummated a transaction in which a newly-formed, wholly-owned subsidiary of Sabratek merged with and into Strategic Reimbursement Services, Inc., an Illinois corporation. As a result of the merger, Strategic Reimbursement Services became a wholly-owned subsidiary of Sabratek. Strategic Reimbursement Services provides consulting services to healthcare providers. Under the terms of a merger agreement dated as of June 29, 1999, Sabratek paid the shareholders of Strategic Reimbursement Services an aggregate purchase price of 1,636,359 shares of our common stock.

         On July 9, 1999, Sabratek acquired all of the issued and outstanding capital stock of GDS Technology, Inc. GDS develops, manufactures and markets advanced point-of-care blood diagnostic tests and instruments. Under the terms of an option agreement dated August 29, 1997, Sabratek paid the GDS shareholders an aggregate purchase price of 216,949 shares of our common stock in exchange for all of the issued and outstanding capital stock of GDS.

         All selling stockholders that effect transactions in the shares of common stock offered by means of this prospectus are required to deliver a copy of this prospectus to any purchaser of the shares of common stock at or before the time a certificate representing the shares of common stock is delivered to the purchaser.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We have agreed to bear the expenses of registering the shares for the selling stockholders under the federal and state securities laws. The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being offered. All amounts are estimated except the SEC registration fee.



         SEC registration fee........................................$ 4,208
         Printing expenses...........................................$ 2,500
         Legal fees and expenses.....................................$10,000
         Accounting fees and expenses................................$ 5,000
         Miscellaneous expenses .....................................$ 3,292
                                                                     -------
                  Total                                              $25,000
                                                                     =======

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sabratek's Amended and Restated Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of Sabratek or of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of Sabratek if the acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of Sabratek; provided, however, Sabratek shall not indemnify any director or officer in an action against Sabratek unless Sabratek shall have consented to the action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of Sabratek.

         Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that the person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually incurred by the person in connection with the action if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of Sabratek's Amended and Restated Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sabratek under the foregoing provisions and agreements, Sabratek has been informed that in the opinion of the Staff of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is therefore unenforceable.

         Sabratek maintains a director's and officer's liability insurance policy which indemnifies directors and officers for specified losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances where Sabratek does not provide indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Sabratek under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Sabratek in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

ITEM 16.             EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS
(a)                  EXHIBITS NUMBERED IN ACCORDANCE WITH ITEM 601 OF
                     REGULATION S-K

                                                                                                                      Incorporation
Exhibit                                                                                              Page Number       by reference
Number               Description of Documents                                                      (if applicable)   (if applicable)
                     Articles of Incorporation, Rights Agreement Certificate
3.1                  of Designations..............................................................                             +

3.2                  Amended and Restated By-laws.................................................                    ++++++++++

4.1                  Indenture, dated April 14, 1998 by and between
                     Sabratek Corporation and LaSalle National Bank, as Trustee...................                        ++++++

4.2                  Rights Agreement, dated August 20, 1998 by and between
                     Sabratek Corporation and LaSalle National Bank,
                     as the Rights Agent..........................................................                       +++++++

4.3                  Registration Rights Agreement, dated as of June 1, 1999,
                     by and between Sabratek Corporation and Ralin Medical........................                             *

4.4                  Registration Rights Agreement, dated as of June 29, 1999, by and between Sabratek Corporation and the former shareholders of
                     Strategic Reimbursement Services, Inc. ......................................                            **

4.5                  Registration Rights Agreement, dated as of January 22, 1999, by and between Sabratek Corporation and certain holders of the
                     securities of Unitron Medical Communications, Inc. ..........................                         *****

4.6                  Registration Rights Agreement, dated as of August 29, 1997, by and between Sabratek Corporation and the former shareholders of
                     GDS Technology, Inc..........................................................                        ******

5.1                  Opinion of Ross & Hardies regarding legality of shares of common stock........................................................................

10.1                 Agreement with Americorp Financial, Inc. re: Leasing
                     Services, dated March 22, 1995...............................................                             +

10.1.1               Amendment, dated September 16, 1996, to Agreement
                     with Americorp Financial, Inc................................................                           +++

10.2-10.12           Intentionally Omitted

10.13                Pump Contract with Chartwell Home
                     Therapies, dated November 22, 1993...........................................                             +

10.14                Sales Agreement with Pharmacy Corporation
                     of America, dated March 17, 1995.............................................                             +

10.15                Sales & Marketing Agreement with Alpha Group,
                     dated November 6, 1995.......................................................                             +

10.16-10.25          Intentionally Omitted

10.26                Amended and Restated Stock Option Plan.......................................                             +

10.27                Lease of Real Property located at 5601 West Howard,
                     Niles, Illinois, dated as of May 31, 1994.........................................                        +

10.27.1              Amendment, dated October 30, 1996, to Lease for Real
                     Property located at 5601 West Howard,
                     Niles, Illinois...................................................................                      +++

10.28                Employment Agreement for K. Shan Padda............................................               ++++++++++

10.29                Intentionally Omitted

10.30                Asset Purchase Agreement, dated February 25, 1997,
                     by and among Sabratek Corporation; Rocap, Inc. and
                     Elliott Mandell...................................................................                       ++

10.31                Employment Agreement for Stephen L. Holden........................................               ++++++++++

10.32                Employment Agreement for Elliott Mandell..........................................               ++++++++++

10.33                Lease Agreement for property located at 11 Sixth
                     Road, Woburn, Massachusetts, dated February 1, 1997...............................                     ++++

10.34                Lease Agreement for property located at 5 Constitution
                     Way, Woburn, Massachusetts, dated June 26, 1995...................................                     ++++

10.35                Lease Agreement for property located at 1629 Prime
                     Court, Suite 100, Orlando, Florida, dated March 11, 1997..........................                    +++++

10.36                Lease Agreement for property located at 8350 Parkline
                     Blvd., Orlando Florida, dated June 18, 1998.......................................                 ++++++++

10.37                Credit Agreement, dated as of April 30, 1999, by
                     and between Sabratek Corporation as Borrower and
                     LaSalle National Bank (formerly known as LaSalle
                     Bank NI) as Lender................................................................                   ++++++

10.38                Long Term Incentive Compensation Plan.............................................                +++++++++

10.39                Lease Agreement for property located 8111 North
                     St. Louis, Skokie, Illinois, dated May 15, 1998...................................                +++++++++

10.40                Employment Agreement for Doron C. Levitas.........................................               ++++++++++

10.41                Employment Agreement for Scott Skooglund..........................................               ++++++++++

10.42                Employment Agreement for Joseph Moser.............................................               ++++++++++

10.43                Employment Agreement for Vincent J. Capponi.......................................               ++++++++++

10.44                Employment Agreement for Tuan Bui.................................................               ++++++++++

10.45                Employment Agreement for Stephan C. Beal..........................................               ++++++++++

10.46                Employment Agreement for Stephen L. Axel..........................................               ++++++++++

10.47                Intentionally Omitted

10.48                Employment Agreement for Mary Beth Blue...........................................               ++++++++++

10.49                Intentionally Omitted


10.50      Stock Purchase Agreement, dated as of May 19, 1999,
           between Sabratek Corporation and Ralin Medical, Inc.  ............................                        *

10.51      Agreement of Merger, dated as of June 29, 1999, by and
           among Sabratek Corporation, SBTK I Acquisition
           Corporation, a wholly-owned subsidiary of
           Sabratek and Strategic Reimbursement Services, Inc................................                       **

10.52      Research and Development Agreement, dated as of June 30, 1999,
           by and between Sabratek Corporation and Systle Corporation........................                      ***

10.53      Memorandum of Understanding, dated as of March 26, 1999,
           and Supplement, dated as of July 2, 1999, between Sabratek
           Corporation and EGS Securities Corp. .............................................                      ***

10.54      Stock Option Agreement, dated as of January 22, 1999, by
           and among Sabratek Corporation, Unitron Medical Communications,
           Inc. and certain shareholders of Unitron..........................................                     ****

10.55      Employment Agreement between Strategic Reimbursement Services, Inc. and
           Robert C. Gienko..................................................................                    *****

10.56      Employment Agreement between Strategic Reimbursement
           Services, Inc. and Steve Fagerman.................................................                    *****

10.57      Employment Agreement between Strategic Reimbursement
           Services, Inc. and Kenneth Janowski...............................................                    *****

10.58      Employment Agreement between Strategic Reimbursement
           Services, Inc. and Mark Pugh......................................................                    *****

10.59      Memorandum of Understanding, dated as of March 2, 1999, and
           Supplement, dated July 5, 1999, between Sabratek
           Corporation and EGS Securities Corp...............................................                    *****

10.60      Option Agreement, dated as of August 29, 1997, by and between
           Sabratek Corporation and GDS Technology, Inc......................................                   ******

10.61      Employment Agreement between Unitron Medical Communications, Inc.,  d/b/a
           Moon Communications and H. Jay Hill...............................................


10.62      Separation Agreement by and among Ralph V. Frasca, Unitron Medical
           Communications, Inc. and Sabratek Corporation.....................................

23.1       Consent of KPMG LLP...............................................................

23.2       Consent of Ross & Hardies (included in Exhibit 5.1)...............................

24         Powers of Attorney (included in the signature page hereto) .......................

+ Incorporated by reference to Sabratek's Registration Statement on Form S-1, declared effective by the on June 21, 1996
                  (File No. 333-3866).

++                Incorporated by reference to Sabratek's Current Report on Form
                  8-K filed with the SEC on March 11, 1997.

+++               Incorporated by reference to Sabratek's Annual Report on Form
                  10-K for the fiscal year ended December 31, 1996 filed with the SEC on March 31, 1997.

++++ Incorporated by reference to Sabratek's Registration Statement on Form S-1, declared effective by the SEC on April 4, 1997
                  (File No. 333-23437).

+++++             Incorporated by reference to Sabratek's Quarterly Report on
                  Form 10-Q for the quarter ended March 31, 1997 filed with the SEC on May 15, 1997.

++++++ Incorporated by reference to Sabratek's Registration Statement on Form S-3 declared effective by the SEC on July 14, 1998.

+++++++           Incorporated by reference to Sabratek's Current Report on Form
                  8-K filed with the SEC on August 25, 1998.

++++++++          Incorporated by reference to Sabratek's Quarterly Report on
                  Form 10-Q for the quarter ended June 30, 1998 filed with the SEC on August 14, 1998.

+++++++++         Incorporated by reference to Sabratek's Quarterly Report on
                  Form 10-Q for the quarter ended September 30, 1998 filed with the SEC on November 16, 1998.

++++++++++        Incorporated by reference to Sabratek's Annual Report on Form
                  10-K for the fiscal year ended December 31, 1998 filed with the SEC on April 9, 1999.

*                 Incorporated by reference to Sabratek's current report on Form
                  8-K dated June 1, 1999 and filed with the SEC on June 16,
                  1999.

**                Incorporated by reference to Sabratek's current report on Form
                  8-K dated June 29, 1999 and filed with the SEC on July 14,
                  1999.

*** Incorporated by reference to Sabratek's Registration Statement on Form S-3 and filed with the SEC on July 16, 1999.

****              Incorporated by reference to Sabratek's current report on Form
                  8-K dated July 1, 1999 and filed with the SEC on July 16,
                  1999.

***** Incorporated by reference to Sabratek's Registration Statement on Form S-3 and filed with the SEC on July 19, 1999.

******            Incorporated by reference to Sabratek's current report on Form
                  8-K dated July 9, 1999 and filed with the SEC on July 21,
                  1999.


ITEM 17. UNDERTAKINGS

Sabratek hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Sabratek's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Sabratek certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Skokie, State of Illinois, on July 21,1999.

                                          SABRATEK CORPORATION


                                          By:  /s/ K. Shan Padda
                                             -----------------------------------
                                          K. Shan Padda
                                          Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K. Shan Padda and Stephen L. Holden, and each of them, his true and lawful attorney-in-fact and agents, each with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statements including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming the each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on this twenty-first day of July, 1999 in the capacities indicated.

           Signature                                                          Title
           ---------                                                          -----


/s/ K. Shan Padda                                      Chairman of the Board and Chief Executive Officer -
-------------------------------                        Principal Executive Officer
K. Shan Padda


/s/ Stephen L. Holden                                  President
-------------------------------
Stephen L. Holden


/s/ John Reilly                                        Senior Vice President, Chief Financial Officer and
-------------------------------                        Treasurer - Principal Financial Officer
John Reilly


/s/ Scott Skooglund                                    Vice President -  Finance and Assistant Secretary -
-------------------------------                        Principal Accounting Officer
Scott Skooglund


/s/ Doron C. Levitas                                   Director, Vice Chairman of the Board, Chief Administrative
-------------------------------                        Officer, Vice President of International
Doron C. Levitas                                       Operations and Secretary


/s/ Francis V. Cook, M.D.                              Director
-------------------------------
Francis V. Cook, M.D.


/s/ Mark Lampert                                       Director
-------------------------------

Mark Lampert


/s/ William D. Lautman                                 Director
-------------------------------
William D. Lautman


/s/ William H. Lomicka                                 Director
-------------------------------
William H. Lomicka


/s/ Marvin Samson                                      Director
-------------------------------
Marvin Samson


/s/ L. Peter Smith                                     Director
-------------------------------
L. Peter Smith


/s/ Edson W. Spencer, Jr.                              Director
-------------------------------
Edson W. Spencer, Jr.

                              SABRATEK CORPORATION

                                  EXHIBIT INDEX



        EXHIBIT NO.          DESCRIPTION
        -----------          -----------

            5.1              Opinion of Ross & Hardies

           10.61             Hill Employment Agreement

           10.62             Frasca Separation Agreement

            23.1             Consent of KPMG LLP

            23.2             Consent of Ross & Hardies (included in Exhibit 5.1)

                     =======================================






                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                 ---------------






                                    EXHIBITS

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                                 ---------------





                              SABRATEK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                     =======================================